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                                                                    Exhibit 14

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------

                  THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Option Agreement"), dated as of January 21, 2000 (the "Date of Grant"), grant number PF001597, by and between Prism Financial Corporation, a Delaware corporation (the "Company"), and Richard L. Wellek (the "Optionee"). Any capitalized terms not defined herein shall have their respective meanings set forth in the Prism Financial Corporation 1999 Omnibus Stock Incentive Plan (the "Plan").

                  Pursuant to the Plan, the Board of Directors of the Company (the "Board"), as the Administrator of the Plan, has determined that the Optionee is to be granted an option (the "Option") to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), on the terms and conditions set forth herein, and hereby grants such Option. This Option is not intended to constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                  1. Number of Shares. The Option entitles the Optionee to purchase twenty thousand (20,000) shares of the Company's Common Stock (the "Option Shares") at a price of three dollars and thirty-seven and one-half cents ($3.375) per share (the "Option Exercise Price"), which is at least equal to the Fair Market Value of the Common Stock as of the Date of Grant.

                  2. Option Term. The term of the Option and of this Option Agreement (the "Option Term") shall commence on the Date of Grant and, unless the Option is previously terminated pursuant to this Option Agreement, shall terminate upon the expiration of ten (10) years from the Date of Grant. Upon expiration of the Option Term, all rights of the Optionee hereunder shall terminate.

                  3. Conditions of Exercise. (a) Subject to Section 7 below, the Option shall vest and become exercisable as to thirty-three and one-third percent (33-1/3%) of the Option Shares on each of the first three (3) anniversaries of the Date of Grant; provided, however, that if Optionee is serving as a director of or is employed by the Company (or any successor corporation) upon a Change in Control (as defined below), one hundred percent (100%) of the Option Shares shall vest and become exercisable in full as of such date.

                           (b)      For purposes of this Option Agreement, a
"Change in Control" of the Company shall be deemed to occur as of such time of:
(i) the
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acquisition by an "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company), of the "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities (assuming for purposes of this calculation that all consideration paid by such "person" (together with its affiliates) in exchange for securities of the Company was exchanged for Common Stock in the secondary market, regardless of whether such consideration was actually exchanged for other securities of the Company), (ii) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iii) consummation of a plan of complete liquidation of the Company or of the sale or disposition by the Company of all or substantially all of the Company's assets.

                           (c)      Except as otherwise provided herein, the
right of the Optionee to purchase Option Shares with respect to which this Option has become exercisable may be exercised in whole or in part at any time or from time to time prior to expiration of the Option Term.

                  4. Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or similar change affecting the Common Stock, a substitution or proportionate adjustment shall be made in the kind, number and option price of shares of Common Stock subject to the unexercised portion of the Option, as may be determined by the Board in its sole discretion.

                  5. Nontransferability of Option and Option Shares. Except as otherwise provided by the Administrator, the Option and this Option Agreement shall not be transferable and, during the lifetime of Optionee, the Option may be exercised only by Optionee. Without limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the


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provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

                  6. Method of Exercise of Option. The Option may be exercised by means of written notice of exercise to the Company specifying the number of Option Shares to be purchased, accompanied by payment in full of the aggregate Option Exercise Price and any applicable withholding taxes (i) in cash or by check, (ii) by means of a cashless exercise procedure either through a broker or, at the discretion of the Administrator, through withholding of shares of Common Stock otherwise issuable upon exercise of the Option in an amount sufficient to pay the exercise price and any applicable withholding taxes, (iii) in the form of unrestricted Stock already owned by the Optionee which, (x) in the case of unrestricted Stock acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Stock as to which such Stock Option shall be exercised, or
(iv) by any other means of exercise authorized from time to time in the Plan and/or by the Board.

                  7. Effect of Termination of Service. Upon the termination of Optionee's service with the Company or any Subsidiary under any circumstances (including without limitation by reason of the sale of such Subsidiary or the death of the Optionee), the Option shall continue to vest in accordance with
Section 3 hereof and shall expire in accordance with Section 2 hereof.

                  8. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties named below:

         If to Company:             Prism Financial Corporation
                                    Prism Center
                                    440 North Orleans
                                    Chicago, IL  60610
                                    Attn:  Corporate Secretary
                                    Facsimile: (312) 494-0273



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         with a copy to:            Skadden, Arps, Slate, Meagher & Flom
                                    (Illinois)
                                    333 West Wacker Drive
                                    Chicago, IL  60606-1285
                                    Attn:  Rodd M. Schreiber
                                    Facsimile:  312-407-0411

         If to the Optionee:        Richard L. Wellek
                                    c/o Prism Financial Corporation
                                    440 N. Orleans
                                    Chicago, IL 60610
                                    Facsimile:  (312) 494-0273

Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

                  9. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Agreement or the Amended and Restated Certificate of Incorporation or the Second Amended and Restated Bylaws of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

                  10. Securities Laws Requirements. The Option shall not be exercisable to any extent, and the Company shall not be obligated to transfer any Option Shares to the Optionee upon exercise of such Option, if such exercise, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any Option Shares pursuant to any exercise of the Option that the Optionee furnish a written representation that he or she is purchasing or acquiring the Option Shares for investment and not with a view to resale or distribution to the public.

                  11. Withholding Requirements. The Company's obligations under this Option Agreement shall be subject to all applicable tax and other withholding


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requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee.

                  12. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

                  13. Governing Law. This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

                  14. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.

                  15. Amendments. This Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

                  16. Rights as a Stockholder. Neither the Optionee nor any of the Optionee's successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

                  17. Agreement Not a Contract of Service. Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue in the service of the Company or any Subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

                  18. Authority of the Board. The Board shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

                  19. Dispute Resolution. The parties hereto will use their reasonable best efforts to resolve any dispute hereunder through good faith


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negotiations. A party hereto must submit a written notice to any other party to whom such dispute pertains, and any such dispute that cannot be resolved within 30 calendar days of receipt of such notice (or such other period to which the parties may agree) will be submitted to an arbitrator selected by mutual agreement of the parties. In the event that, within 50 days of the written notice referred to in the preceding sentence, a single arbitrator has not been selected by mutual agreement of the parties, a panel of arbitrators (with each party to the dispute being entitled to select one arbitrator and, if necessary to prevent the possibility of deadlock, one additional arbitrator being selected by such arbitrators selected by the parties to the dispute) shall be selected by the parties. Except as otherwise provided herein or as the parties to the dispute may otherwise agree, such arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association. The decision of the arbitrator or arbitrators, or of a majority thereof, as the case may be, made in writing will be final and binding upon the parties hereto as to the questions submitted, and the parties will abide by and comply with such decision; provided, however, the arbitrator or arbitrators, as the case may be, shall not be empowered to award punitive damages. Unless the decision of the arbitrator or arbitrators, as the case may be, provides for a different allocation of costs and expenses determined by the arbitrators to be equitable under the circumstances, the prevailing party or parties in any arbitration will be entitled to recover all reasonable fees (including but not limited to attorneys' fees) and expenses incurred by it or them in connection with such arbitration from the nonprevailing party or parties.



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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Option Agreement on the day and year first above written.


                                             PRISM FINANCIAL CORPORATION


                                             By /s/ Mark A. Filler
                                                --------------------------
                                             Name Mark A. Filler
                                                  ------------------------
                                             Title President & CEO
                                                   -----------------------


The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Plan, herein incorporated by reference.

                                             /s/ Richard L. Wellek
                                             ----------------------------
                                             The Optionee

                                             Address:
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